Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

THIRD AMENDMENT TO COMPOUND LICENSE AGREEMENT FOR APG-1197

This third amendment (the “Third Amendment”) to the Compound License Agreement for APG1197 dated January 2, 2019 (the “Original License Agreement”) is made by and between Ascentage Pharma Group Corp. Ltd., a Hong Kong corporation (“Ascentage”), with a business address at 9/F, Wah Yuen Building 149 Queen’s Road , Central Hong Kong, and Unity Biotechnology, Inc., a Delaware corporation (“Unity”), with a business address at 285 East Grand Avenue, South San Francisco, California 94080 effective as of June 29, 2020 (the “Third Amendment Effective Date”).  Ascentage and Unity are sometimes referred to herein as individually as a “Party” and collectively as the “Parties”.  Defined terms used herein and not otherwise defined shall have the meanings set forth in the Original License Agreement.

BACKGROUND

Unity and Ascentage entered into that certain Compound Library and Option Agreement dated February 2, 2016, which was amended by that First Amendment dated March 28, 2018 (as amended, the “Library Agreement”), pursuant to which Unity has certain rights to acquire certain licenses under the Licensed Intellectual Property (as defined therein) to research, develop, manufacture and commercialize specified compounds for prophylaxis and treatment of, and palliation of symptoms associated with, indications other than Oncology Indications (as defined therein).

As a result of Unity’s formal notice under Article 3 of the Library Agreement on December 12, 2018, Unity and Ascentage subsequently entered into the Original License Agreement pursuant to which Ascentage granted Unity (i) exclusive rights to an Ascentage compound known as APG-1197 (also known as UBX-1965) as the Licensed Compound, and (ii) certain additional rights to an Ascentage compound known as BM-962 (also known as UBX-0601) as the Back-up Compound. The Parties amended the Original License Agreement by means of a First Amendment dated November 19, 2019 to conform Section 2.5 to the same section in the form of Compound License Agreement (which is set forth as Exhibit 3.3.2(a) to the Library Agreement) and reflect certain updates to the Licensed Patents set forth on Schedule 1.15 to the Original License Agreement. The Parties amended the Original License Agreement by means of Second Amendment dated January 8, 2020 to reflect certain additional updates to the Licensed Patents set forth on Schedule 1.15 to the Original License Agreement.

The Parties now wish to further amend the Original License Agreement to replace the original Licensed Compound with the original Back-up Compound and to replace the original Back-up Compound with the original Licensed Compound. As provided under Section 3.3 of the Original License Agreement, following such replacement, (i) the Back-up Compound shall be considered a “Substitute Licensed Compound”, and (ii) Schedule 1.8 shall be updated to reflect the substitution of the Substitution Licensed Compound.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

AGREEMENT

1.Definition of “Ascentage Manufacturing IP”.  The definition of  “Ascentage Manufacturing IP” set forth in Section 1.4 shall be amended and restated to read as follows:

“Ascentage Manufacturing IP” means (a) Technology that is under the Control of Ascentage or its Affiliates as of the Effective Date Covering the manufacture of the Licensed Compound and/or the Back-up Compound  or intermediates thereof, that is necessary and/or reasonably useful for the manufacture of the Licensed Compound or the Back-up Compound, and (b) Technology Covering any inventions described in clause (a).”

2.Substitution Licensed Compound.  Schedule 1.8 (“Designation Letter”) shall be amended and restated in its entirety as set forth on Exhibit A hereto.

3.Definition of “Licensed Patents”. The definition of “Licensed Patents” set forth in Section 1.15 shall be amended and restated to read as follows:

“Licensed Patents means (i) the Patents set forth on Schedule 1.15 hereto, and (ii) any additional Patents owned or Controlled by Ascentage or its Affiliates during the Term, in each case to the extent Covering the development, manufacture, use, sale, offering for sale, import, export or distribution of the Licensed Compound or a Licensed Product, including any Patents (United States and foreign patents and patent applications) Covering the process and formulation of the Licensed Compound or a Licensed Product.”

4.Schedule 1.15 (“Licensed Patents”) shall be amended and restated in its entirety as set forth on Exhibit B hereto.

5.Development Licenses.  Section 2.1.1(c) shall be amended and restated in its entirety as follows:

“Additionally, and notwithstanding Section 3.1 of the Library Agreement, Ascentage further agrees that Unity will be permitted to continue to pursue formal preclinical development of the Back-Up Compound, including by conducting GLP toxicity studies until the earlier of such time as (i) Unity designates the Back-Up Compound as a Substitute Licensed Compound in accordance with Section 3.3. herein, (ii) Unity declares the Back-Up Compound to be a separate Development Candidate, in which case the Parties shall complete and execute a separate form of Compound License Agreement in accordance with Section 3.3.2 of the Library Agreement prior to commencing a Phase I Clinical Trial, or (iii) the Back-Up Compound is released pursuant to Section 3.5.3 of the Library Agreement.”

6.Diligence Milestones.  The time period associated with the first milestone set forth in the table in Section 3.2 (“Initial of GLP Toxicity Studies”) shall be amended and restated to read as set forth below:

Milestone	Time Period
1. [***]	Within [***] ([***]) [***] of the Effective Date

7.Notices. Section 15.6 shall be amended and restated in its entirety to read as follows:

“All notices, requests and other communications hereunder shall be in writing and shall be sent to the address specified below, or at such other address a party may specify in writing, and is deemed received when: (a) if personally delivered, on the day of delivery; or (b) if sent by a commercial delivery service such as Federal Express, DHL or United Parcel Service, in each case with shipment tracking, on the day delivery is confirmed by the tracking service; or (c) sent by e-mail, on the day the email is confirmed received by the receiving party:

If to Unity:Unity Biotechnology, Inc.

285 East Grand Avenue

South San Francisco, CA 94080, USA

Attention: General Counsel

Email: legal@unitybiotechnology.com

If to Ascentage:	Ascentage Pharma Group Inc. 800 King Farm Boulevard Rockville, MD 20850 Attention: SVP, General Counsel Email:thomas.knapp@ascentagepharma.com”

8.Acknowledgments. The Parties agree that the terms and conditions set forth in this Third Amendment shall be considered sufficient to (i) meet and satisfy all notices, designation and requirements related to the substitution of a Substitute Licensed Compound under the Library Agreement and Original License Agreement including, without limitation, under Sections 3.3.2 and 3.3.3 of the Library Agreement and Section 3.3 of the Original License Agreement, and (ii) substitute APG-1197 (UBX-1967) as the substitute Back-up Compound.

9.Miscellaneous. This Third Amendment shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, trustees, transferees and assigns.  In the event of a conflict between the provisions of this Third Amendment and the provisions of the Original License Agreement or the Library Agreement, the provisions of this Third Amendment shall control.  This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their authorized representatives and delivered in duplicate originals as of the Third Amendment Effective Date.

Ascentage Pharma Group CORP. LTD.		UNITY BIOTECHNOLOGY, INC.
By:	/s/ Dajun Yang, MD, PhD	By:	/s/ Anirvan Ghosh, Ph.D.
Name: Dajun Yang, MD, PhD		Name: Anirvan Ghosh, Ph.D.
Title: Chief Executive Officer		Title: Chief Executive Officer

EXHIBIT A

SCHEDULE 1.8

LICENSED COMPOUND & BACKUP COMPOUND

Omitted pursuant to Regulation S-K, Item 601(b)(10)

EXHIBIT B

SCHEDULE 1.15

LICENSED PATENTS

(as may be amended from time to time)

Omitted pursuant to Regulation S-K, Item 601(b)(10)